Exhibit 4.1

Optimal AI Limited NUMBER CERT.9999 INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS $0.0001 PAR VALUE CLASS A ORDINARY SHARES SHARES *******9,000,000,000******* CUSIP 999999ZZ9 CLASS A ORDINARY SHARES THIS CERTIFIES THAT * SPECIMEN * * NINE BILLION AND 00/100 * Is The Owner of FULLY PAID AND NON - ASSESSABLE SHARES OF CLASS A ORDINARY SHARES OF Optimal AI Limited Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Dated: JANUARY 01, 2009 COUNTERSIGNED AND REGISTERED: VSTOCK TRANSFER, LLC Transfer Agent and Registrar Chief Executive Officer and Director By: AUTHORIZED SIGNATURE